NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa Jane Miller
Executive Vice President/ Corporate Relations Manager
Chief Financial Officer (603) 594-8585 x 3346
(603) 595-7000 Email: investorrelations@presstek.com

PRESSTEK APPOINTS WILLIAM C. KELLER
AS SENIOR VICE PRESIDENT OPERATIONS

Hudson, N.H. - July 26, 2006 - Presstek, Inc. (Nasdaq: PRST), a leading manufacturer and marketer of high-tech digital imaging solutions for the graphic arts markets, today announced the appointment of William C. Keller to the position of Senior Vice President, Operations, where he will be responsible for Presstek’s manufacturing, supply chain, distribution and customer support organizations.

Mr. Keller brings over 20 years of experience as an executive in both high-tech and traditional manufacturing. Prior to joining Presstek, Keller held key senior executive positions at Brooks Automation, Inc. in both the United States and Europe including, most recently, Senior Vice President of Global Operations, where he developed and structured U.S., European and Asian operations producing over $500 million per year of capital equipment for the semi-conductor equipment industry. In addition to Senior Vice President of Global Operations, Keller also held the positions of Vice President of Operations, Vice President and Director of European Operations at Brooks Automation and Vice President of Manufacturing Operations at PRI Automation. Keller holds a Masters in Business Administration from Boston University.

“We are delighted to welcome Bill to Presstek’s senior executive team,” said Edward J. Marino, Presstek’s President and Chief Executive Officer. “He has a proven record in planning and implementing a global operations strategy that has led to increased efficiency at lower production costs. Bill has extensive experience with manufacturing operations and supply chain management, as well as a strong international background. As a member of Presstek’s senior executive team, we believe Bill will be a tremendous asset for our company, and will contribute to Presstek’s growth and future development.”

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of high-tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high-quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.

For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

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